Exhibit 99.1

On April 23, 2012, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $583.8 million today announced operating results for the three month period ended March 31, 2012.

For the quarter ended March 31, 2012, the Corporation reported net income of $1,003,000, or $0.29 basic earnings per share compared to first quarter 2011 net income of $766,000 or $0.22 per share.  Compared with the same period in 2011, first quarter net income increased $237,000 (30.9%) primarily due to a decrease in the provision for loan losses of $1,275,000 and a $314,000 increase in non-interest income offset by a $676,000 decrease in net interest income, a $459,000 increase in non-interest expenses and a $217,000 increase in the provision for income taxes.

The Corporation did not recognize a provision for loan losses for the first quarter of 2012 compared to a $1,275,000 provision for loan losses for the first quarter of 2011.  The decrease in the provision for loan losses resulted primarily from declining historic loss rates, which are used to calculate the reserve for the homogenous pool of loans, a decrease in risk rated loans and an overall decrease in the loan portfolio. The allowance for loan losses as a percentage of total loans decreased to 2.23% at March 31, 2012 compared to 2.41% at March 31, 2011.

For the quarter ended March 31, 2012, non-interest income was $1,054,000, compared to $740,000 for the first quarter of 2011, a $314,000 (42.4%) increase. The increase in non-interest income for the first three months of 2012 as compared to 2011 was primarily attributable to a $198,000 increase in gains on the sale of loans and a $136,000 increase in other non-interest income, offset by a $20,000 decrease in gains on the sale of securities.

For the quarter ended March 31, 2012, non-interest expenses were $4,235,000, compared to $3,776,000 for the first quarter of 2011, a $459,000 (12.2%) increase.  The increase in non-interest expenses was primarily attributable to a $254,000 increase in salaries and benefits, a $113,000 increase in other real estate owned expenses, a $92,000 increase in miscellaneous expenses, and a $31,000 increase in loan closing fees, offset by a $52,000 decrease in FDIC premium expenses.

Total assets amounted to $583.8 million at March 31, 2012, compared to $587 million at December 31, 2011, a decrease of $3.2 million, or 0.6%.  The decrease in total assets was primarily the result of decreases in total cash and cash equivalents of $4.3 million (7.5%), gross loans of $6.7 million (2%), and other real estate owned of $1 million (36.5%) offset by an increase in available-for-sale securities of $6.9 million (4.6%) and a decrease in the allowance for loan losses of $1.2 million (13.7%).  Deposits during this same period decreased $3.6 million, or 0.7%.

Shareholders’ equity increased from $59.7 million at December 31, 2011 to $60.8 million at March 31, 2012, an increase of $1.1 million, or 1.7%.  This increase was the result of net income ($1 million), the issuance of 314 treasury shares under the Corporation’s Employee Stock Purchase Plan ($5,000), and a $5,000 decrease in unrealized securities gains, net of tax.  The decrease in unrealized securities gains during the three month period ended March 31, 2012, was the result of customary and expected changes in the bond market. Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2011 Form 10-K.